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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                            NICHOLAS FINANCIAL, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    65373J209
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                                 (CUSIP Number)

                                     12/1/03
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]      Rule 13d-1(b)

                  |X|      Rule 13d-1(c)

                  [ ]      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                                Page 1 of 5 Pages



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---------------------------------
CUSIP No. 65373J209
---------------------------------

================================================================================
   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Melvin S. Cutler, Individual Melvin S. Cutler, for each entity in Item 9
================================================================================
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
       (a) [ ]
       (b) [ ]
================================================================================
   3   SEC USE ONLY

================================================================================
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
================================================================================
        NUMBER OF          5   SOLE VOTING POWER

         SHARES                271,333
                               =================================================
      BENEFICIALLY         6   SHARED VOTING POWER

        OWNED BY               0
                               =================================================
          EACH             7   SOLE DISPOSITIVE POWER

        REPORTING              271,333
                               =================================================
         PERSON            8   SHARED DISPOSITIVE POWER

          WITH                 0
================================================================================
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        Melvin S. Cutler=121,333
        Cutler Associates Investments, Inc.=50,000
        Cutler Investment Fund, LLC=60,000
        Melvin S. Cutler Charitable=40,000
================================================================================
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)             [ ]
       EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

================================================================================
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.3%
================================================================================
  12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                                Page 2 of 5 Pages



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---------------------------------
CUSIP No. 65373J209
---------------------------------

Item 1(a).   Name of Issuer:

             Nicholas Financial, Inc.

Item 1(b).   Address of Issuer's Principal Executive Offices:

             2454 McMullen Booth Road
             Building C
             Clearwater, Florida  33759

Item 2(a).   Name of Person Filing:

             Melvin S. Cutler

Item 2(b).   Address of Principal Business Office or, if none, Residence:

             35388 U.S. 19 North
             Palm Harbor, Florida  34684

Item 2(c).   Citizenship:

             United States

Item 2(d).   Title of Class of Securities:

             Common Stock

Item 2(e).   CUSIP Number:

             65373J209

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

             Not applicable

Item 4.      Ownership (as of February 26, 2004)

             (a) Amount Beneficially Owned: 271,333

             (b) Percent of Class: 5.3%

                                Page 3 of 5 Pages



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---------------------------------
CUSIP No. 65373J209
---------------------------------

             (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote:

                        271,333

                  (ii) shared power to vote or to direct the vote:

                        0

                  (iii) sole power to dispose or to direct the disposition of:

                        271,333

                  (iv) shared power to dispose or to direct the disposition of:

                        0

Item 5.      Ownership of Five Percent or Less of a Class.

             Not applicable

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

             Not applicable

Item 8.      Identification and Classification of Members of the Group.

             Not applicable

Item 9.      Notice of Dissolution of Group.

             Not applicable

Item 10.     Certification.

             By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                Page 4 of 5 Pages



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---------------------------------
CUSIP No. 65373J209
---------------------------------

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 26, 2004
----------------------
Date

                                                  /s/ Melvin S. Cutler
                                                  ------------------------
                                                  (Signature)

                                                  Melvin S. Cutler
                                                  ------------------------
                                                  (Name and Title)




                                Page 5 of 5 Pages